Exhibit 10.2
FIRSTENERGY CORP.
2022 Performance-Adjusted Restricted Stock Unit Award Agreement

THIS 2022 PERFORMANCE-ADJUSTED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of May 17, 2022 (the “Grant Date”), is entered into by and between the Company and Mr. John W. Somerhalder II (the “Grantee”).
1.Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the FirstEnergy Corp. 2020 Incentive Compensation Plan (the “Plan”).
2.Grant of Restricted Stock Units. As of the Grant Date, the Company has granted to the Grantee 4,395 (the “Target Number”) Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), a percentage of which Target Number will vest and become payable in accordance with the terms and conditions of this Agreement. The Target Number shall be adjusted with respect to Dividend Equivalents as provided in Section 8 below. Each RSU that becomes vested and payable hereunder represents the right of the Grantee to receive one Share subject to the terms and conditions of this Agreement. The RSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on the Grantee’s own behalf and on behalf of any heirs, successors and assigns.

3.Restrictions on RSUs. Except as otherwise provided herein, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the RSUs or pledge any RSU as collateral for a loan, other than by will or by the laws of descent and distribution. In no event may any RSU or this Award be transferred for value. In addition, the RSUs, and any payments made with respect to the RSUs, will be subject to such other restrictions as the Committee deems necessary or appropriate, including, without limitation, the Company’s Executive Compensation Recoupment Policy, as may be amended from time to time, to the extent applicable.

4.Vesting and Settlement of RSUs.

(a)Vesting. Except as otherwise provided in Sections 6 and 7 below, if and to the extent the performance goals set forth on Exhibit A attached to this Agreement (the “Performance Goals”) are achieved during the performance period set forth on Exhibit A (the “Performance Period”), a percentage of the Target Number of RSUs will vest as of the last day of such Performance Period (the “Vesting Date”). The number of RSUs that shall vest as of the Vesting Date will range from 0% to 200% of the Target Number, as determined by the Committee by the extent to which the Performance Goals are achieved. The Grantee will have no rights to the Shares underlying the RSUs until the RSUs have vested and been settled (each RSU that vests pursuant to this Section 4 or Sections 6 and 7 below, a “Vested RSU”). Prior to settlement, each RSU (whether or not a Vested RSU) represents an unfunded and unsecured obligation of the Company.

(b)Settlement. Except as otherwise provided in Sections 6, 7 and 11 below, the Company shall settle each Vested RSU by delivering one Share per Vested RSU to the Grantee on March 1, 2025 (or as soon as administratively practicable thereafter but in any event within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4)). The Company will round up fractional RSUs, if any, to the next whole number.

5.Forfeiture. Except as otherwise provided in Sections 6 and 7, the Grantee will forfeit his interest in the RSUs to the extent the Performance Goals are not achieved during the Performance Period.

6.Certain Events. Notwithstanding any provision in this Agreement to the contrary and in each case subject to Section 6(c) below:

(a)Death. If, prior to December 31, 2024, the Grantee dies, then the Target Number of RSUs shall become Vested RSUs. The Company shall settle any RSUs that become Vested RSUs under this Section 6(a) by delivering to the Grantee’s estate one Share for each Vested RSU as soon as administratively practicable after the date of the Grantee’s death, but in any event, by March 15th of the year following the year in which the Grantee’s death occurred.

(b)Disability. If , prior to December 31, 2024, the Grantee’s service to the Company is terminated by the Company due to the Grantee’s disability (as determined in the sole discretion of the Committee), then the Target Number of RSUs shall become Vested RSUs. The Company shall settle any RSUs that become Vested RSUs under this Section 6(b) by delivering to the Grantee one Share for each Vested RSU as soon as administratively practicable after the date of the Grantee’s termination due to disability, but in any event by March 15 of the year following the year in which such termination occurs).

(c)Release Requirement. Notwithstanding any provision herein to the contrary, except as otherwise determined by the Company, in order for the Grantee to receive Shares pursuant to the settlement of Vested RSUs under Section 6(a) or (b) above, the Grantee (or the representative of his or her estate) must execute and deliver to the Company a general release and waiver of claims against the Company, its Subsidiaries and their directors, officers, employees, shareholders and other affiliates in a form that is satisfactory to the Company (the “Release”). The Release must become effective and irrevocable under applicable law no later than 60 days following the date of the Grantee’s death or termination of employment, as applicable.

7.Change in Control. If a Change in Control occurs prior to December 31, 2024, the RSUs shall generally become subject to the terms and conditions of Article 16 of the Plan; provided that if the RSUs subject to this Agreement are not replaced with a Replacement Award, then the Target Number of RSUs shall become Vested RSUs as of the date of the Change in Control and shall be settled no later than 60 days after the Change in Control in the manner set forth in Article 16 of the Plan.
8.Dividend Equivalents. Until the date on which the RSUs are settled for Shares, and pursuant to the terms and conditions of this Agreement, the Grantee will be credited (in the manner described in the following sentences) on the books and records of the Company with an amount per each RSU equal to the amount per share of any cash dividends declared by the Board of Directors of the Company with a record date on or after the Grant Date on the outstanding Shares (such amount, a “Dividend Equivalent”). Such Dividend Equivalents will be credited in the form of an additional number of RSUs and the Target Number of RSUs shall be adjusted by each additional RSU credited to the Grantee pursuant to the Dividend Equivalents. The additional number of RSUs will be equal to the aggregate amount of Dividend Equivalents credited under this Agreement on the respective dividend payment date divided by the average of the high and low prices per Share on the respective dividend payment date. The RSUs attributable to the Dividend Equivalents will be either settled or forfeited, as appropriate, under the same terms and conditions that apply to the other RSUs under this Award Agreement, including the achievement of the Performance Goals and any action taken by the Committee.
9.[RESERVED].
10.Delivery of Shares. Upon settlement of any RSUs under this Agreement, the Company will deliver to the Grantee (or his or her estate) the Shares to which the Grantee is entitled free and clear of any restrictions (except any restrictions under applicable securities laws or otherwise imposed under the Plan or Section 3 hereof).
11.Withholding. Upon settlement of the RSUs, the Company shall withhold a number of Shares (or amount of cash, if applicable) in an amount sufficient to satisfy all federal, state, and local taxes to be withheld in connection with the settlement of RSUs under this Agreement.
12.No Shareholder Rights. The Grantee shall have no shareholder rights (or rights as a beneficial owner), including no voting rights, with respect to any RSU or the Share underlying the RSU unless and until the Grantee receives the Share upon settlement of the RSU.
13.Recoupment. If the Grantee is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Exchange Act, this Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to the Company’s Executive Compensation Recoupment Policy, as amended from time to time, or any other Company policy adopted pursuant to such law, rules, or regulations and this Agreement may be amended to further such purpose without the consent of the Grantee.

14.Termination of Agreement. This Agreement will terminate on the earliest of: (a) the date the RSUs are settled pursuant to the terms of this Agreement; or (b) if no RSUs have become Vested RSUs as of the Vesting Date, the Vesting Date. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes shall survive the termination of this Agreement.
15.Miscellaneous Provisions.
(a)(a) Adjustments. In the event of a corporate event or transaction described in Section 4.5 of the Plan, this Award and the RSUs granted hereunder shall be subject to mandatory adjustment as described in Section 4.5 of the Plan.
(b)Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(c)Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach. To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except with respect to the Committee’s authority to adjust downward the number of RSUs that vest under this Agreement, as provided under Section 15(h) below.
(d)Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.
(e)No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position therewith, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.
(f)Severability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
(g)Section Headings. The section headings of this Agreement are for convenience of reference only and are not intended to define, extend or limit the contents of the sections.
(h)Amendment. The terms and conditions of this Agreement may be modified by the Committee:
(i)in any case permitted by the terms of the Plan or this Agreement;

(ii)except with respect to an adjustment made pursuant to the last paragraph of this Section 15(h), with the written consent of the Grantee; or
(iii) without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.
Notwithstanding any provision in this Agreement or the Plan to the contrary, the Committee shall retain the discretion to adjust the number of RSUs that vest under this Agreement without the Grantee’s consent, notwithstanding the Company’s actual performance against the Performance Goals, either on a formula or discretionary basis or a combination of the two, as the Committee determines in its sole discretion.
(i)Plan Administration. The Plan is administered by the Committee, which has full and exclusive discretionary power to interpret, implement, construe and adopt rules, forms and guidelines for administering the Plan and this Agreement. All actions, interpretations and determinations made by the Committee, the Board of Directors, or any of their delegates as to the provisions of this Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such actions, interpretations and determinations.
(j)Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction and venue of the courts of the United States District Court for the Northern District of Ohio or the Summit County (Ohio) Court of Common Pleas to adjudicate any and all claims brought with respect to this Agreement.
(k)Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the Award of RSUs granted hereunder is intended to meet any applicable requirements for compliance under, or exemption from, Code Section 409A and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or the Grantee’s estate) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee (or the Grantee’s estate).
(l)Data Privacy. In order to implement, administer and manage the Grantee’s participation in the Plan, the Company and its affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Personal Data”).

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Personal Data as described above, as applicable, to the Company and its affiliates for the sole purpose of administering the Plan. The Grantee understands that Personal Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States or the Grantee’s state of residence. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Executive Compensation group of Human Resources. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and to comply with Securities and Exchange Commission and/or NYSE reporting obligations, any other applicable law or regulation and any applicable document retention policies of the Company. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Executive Compensation group of Human Resources. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan or to realize benefits from the RSUs. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Executive Compensation group of Human Resources.

(m)Signatures and Electronic Delivery. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
[SIGNATURE ON FOLLOWING PAGE]

The Grantee acknowledges receipt of this Agreement and accepts and agrees with the terms and conditions stated above.

May 17, 2022	/s/ John W. Somerhalder II
(Date)	(Signature of the Grantee)

EXHIBIT A
Performance Goals
Performance Period
The Performance Period for this Agreement is January 1, 2022 through December 31, 2024.
Performance Goals1
The Performance Goals for the Performance Period are based on:

Financial KPI	Threshold	Target	Stretch
Cumulative Operating Earnings per Share (EPS) – weighted 65%

Relative Total Shareholder Return (TSR) – weighted 35%:
Measures total return of a Share to an investor, evaluating the overall performance of the Company over 2022 through 2024 against the market. The Company’s return will be compared relative to peers in the S&P 500 Utilities Index. The peer companies in the S&P 500 Utilities Index at the beginning of the performance period (December 2021) will be used for comparison purposes excluding companies removed due to merger and acquisition activity, bankruptcy, etc. during the Performance Period.
•A continuous function will be used between the 25th and 85th percentile, up to a maximum of 200% payout; and
•Includes cap or “governor” such that if TSR is negative over the 3-year period, then award opportunity will be capped at 100% potential payout.
The TSR calculations will use the average of the average high/low stock prices for December 2021 and the average of the average high/low stock prices for December 2024 and assumes all dividends will be reinvested.
Below threshold performance achievement produces a payout of 0%, Threshold performance achievement payout begins at 25% of target, Target performance achievement payout is at 100% of target and Stretch performance achievement is capped at a maximum of 200% of target. Straight-line interpolation is used for values in between Threshold and Stretch.
1 Notwithstanding any other provision of this Agreement, in addition to any other rights of the Committee under the Plan (as defined in the Agreement), the Committee may, in any evaluation of the Company’s level of achievement with respect to the Performance Goals, include or exclude any of the following events that occur during the Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items; (f) acquisitions or divestitures and/or (g) foreign exchange gains and losses.